Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact: Phone: Fax:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Blvd. Santa Monica, California 90401 310-458-1521 x 271 310-451-4555	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Blvd. Santa Monica, California 90401 310-458-1521 x288 310-451-4555

FOR IMMEDIATE RELEASE

MAY 3, 2006

FIRST COMMUNITY BANCORP ANNOUNCES 28% INCREASE IN

QUARTERLY DIVIDEND AND APPROVAL OF A

STOCK REPURCHASE PROGRAM

— $0.32 per share cash dividend payable on May 31, 2006
to shareholders of record on May 16, 2006 —

— First Community Board authorizes repurchase

of up to one million common shares —

Rancho Santa Fe, California . . . The Board of Directors of First Community Bancorp (Nasdaq: FCBP) declared today a quarterly cash dividend of $0.32 per common share, an increase of 28% over the previous quarterly cash dividend of $0.25 per share.  The cash dividend is payable on May 31, 2006, to shareholders of record at the close of business on May 16, 2006.

First Community also announced today that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company’s common stock over the next twelve months, unless shortened or extended by the Board of Directors.  The stock repurchase program may be limited or terminated at any time without prior notice.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.  Repurchases of common stock may also be made through a 10b5-1 plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so pursuant to insider trading laws.

As of March 31, 2006, First Community had 20,866,200 common shares outstanding.

Matt Wagner, President and Chief Executive Officer of First Community, commented, “We are implementing this stock repurchase program to both enhance shareholder value and to offset share issuances in mergers and under the Company’s stock compensation plan.  The combination of the increased dividend and the repurchase program demonstrates our commitment to manage our capital efficiently.”

This is the first stock repurchase program in First Community’s history.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.7 billion in assets as of March 31, 2006, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 48 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 35 branches located in Los Angeles, Orange, Riverside and San Bernardino Counties, and in San Francisco, California and First National Bank has 13 branches across San Diego County. Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by such forward-looking statements.  Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; and changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC. The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821. Attention: Investor Relations. Telephone 714-671-6800.